Exhibit 99.1

TIER TECHNOLOGIES, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made as of May 23, 2011 by and between Tier Technologies, Inc., a Delaware corporation (the "Company"), and Jeff Hodges, an individual ("you", and together with the Company, the "Parties").

WHEREAS, the Company wishes to employ you, and you wish to be employed by the Company;

NOW THEREFORE, in consideration of your acceptance of employment, the Parties agree to be bound by the terms contained in this Agreement as follows:

1.    Engagement.  Effective June 13, 2011 (the "Effective Date"), the Company will employ you as Chief Financial Officer of the Company. You will report to the Company's Chief Executive Officer (the “CEO”).  You will have the responsibilities, duties and authorities the CEO specifies from time to time, which will generally be commensurate with chief financial officers of entities of similar size and character to the Company.  Unless otherwise specified by the CEO, you will be the Company’s principal financial officer and principal accounting officer and have general charge and supervision of the Company’s finance and accounting functions, subject to the direction of the CEO. You also agree, if so requested, to serve as an officer and director of subsidiaries of the Company.  You will at all times comply with all policies of the Company then in effect.

2.    Commitment.  During and throughout the Employment Period (as defined in Section 3 below), you must devote substantially all of your full working time and attention to the Company.  During the Employment Period, you must not engage in any employment, occupation, consulting or other similar activity absent the CEO’s prior written consent; provided, however, that you may (i) serve in any capacity with any professional, community, industry, civic (including governmental boards), educational or charitable organization, (ii) serve on no more than one for-profit entity board, with the CEO’s prior written consent, and (iii) subject to the Company's conflict of interest policies, make investments in other businesses and manage your and your family's personal investments and legal affairs; provided that any such activities described in clauses (i)-(iii) above do not interfere with the performance of your duties for the Company and do not otherwise violate this Agreement.  You will provide your services in the Atlanta, Georgia area.  You will be required, from time to time, to travel to the Company’s headquarters and otherwise on Company business.

3.    Employment Period.  The Company hereby agrees to employ you and you hereby accept employment with the Company upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending at the close of business on the first anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 6 (such period, as it also may be extended, the "Employment Period").  On the expiration of the initial one-year term and on each yearly anniversary thereof, this Agreement shall automatically renew for an additional one-year period unless sooner terminated in accordance with the provisions of Section 6 or unless either Party notifies the other Party in writing of its intention not to renew this Agreement not less than 90 days prior to such expiration date or anniversary, as the case may be.  Notwithstanding the foregoing, if your employment ends at the expiration of the then-current term because of the Company’s failure to renew or notice of non-extension, such cessation of employment will only constitute a termination without Cause for purposes of Section 6(b) below if you are then otherwise willing and able to continue employment on the same conditions as in the expiring term.1  If you are not willing and able to continue, the termination will be treated like a resignation without Good Reason, as will any notice of nonrenewal you provide.

4.    Cash and Bonus Compensation.

(a)    Base Salary.  Beginning as of the Effective Date, you will receive a base salary at a bi-weekly rate of $10,576.92, annualizing to $275,000 (as may be adjusted under this Agreement, the "Base Salary").  The Company will pay your Base Salary periodically in arrears not less frequently than monthly in accordance with the Company's regular payroll practices as in effect from time to time.  The Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Compensation Committee”) will review your Base Salary no less frequently than annually; provided, however, that your Base Salary will not be reduced during the Employment Period without your prior written consent.

(b)     Sign-On Bonus.  On the first regular Company pay date following your initial date of employment, you will receive a sign-on bonus equal to $75,000.  If your employment ends before the first anniversary of the Effective Date because (i) the Company terminated your employment for Cause or (ii) you resigned without Good Reason, you agree that you will repay the sign-on bonus within ten days after your employment ends.

(c)     Performance and Retention Bonus.  Beginning on the Effective Date, you will be eligible for an annual performance bonus under the Company’s management incentive plan, the terms of which will be determined by the Compensation Committee.

(d)           Equity Compensation.  Subject to approval by the Compensation Committee and as an inducement to your employment with the Company, the Company will grant you an option to purchase 250,000 shares of the Company’s common stock.  Assuming you remain employed through such dates, you will vest in one quarter of the grant on the first anniversary of the date of grant, with additional portions of the option vesting each month through the end of the fourth year.  The option will have such other terms as the Compensation Committee may specify, and it will be granted under and subject to the terms of an option agreement.

5. Employee Benefits.

(a)    Employee Welfare and Retirement Plans.  You will, to the extent eligible, be entitled to participate at a level commensurate with your position in all employee welfare benefit and retirement plans and programs the Company provides to its executives in accordance with the terms thereof as in effect from time to time.  The Company may change or terminate the benefits at any time.
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1    Treas. Reg. section 1.409A-1(n)(1).

(b)    Business Expenses.  Upon submission of appropriate documentation in accordance with Company policies, the Company will promptly pay, or reimburse you for, all reasonable business expenses that you incur in performing your duties under this Agreement, including travel, entertainment, professional dues and subscriptions, as long as such expenses are reimbursable under the Company's policies.  Any payments or expenses provided in this Section 5(b) will be paid in accordance with Section 7(c).

(c)    Paid Time Off.  You will be entitled to paid time off in accordance with the standard written policies of the Company with regard to executives.  As an additional incentive, you will be provided two weeks’ paid time off as a one-time accrual in addition to the PTO that you earn under the Company’s standard policies, which additional time you may take at a future date agreed upon between the CEO and you.

6.    Termination of Employment.

(a)    General.  Subject in each case to the provisions of this Section 6, nothing in this Agreement interferes with or limits in any way the Company's right to terminate your employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement confers on you any right to continue in the Company's employ.  Subject in each case to the provisions of this Section 6, nothing in this Agreement interferes with or limits in any way your right to resign your employment at any time, for any reason or no reason, with or without notice, and nothing in this Agreement confers on you any obligation to continue in the Company’s employ.  If your employment ceases for any or no reason, you (or your estate, as applicable) will be entitled to receive (in addition to any compensation and benefits you are entitled to receive under Section 6(b) or 6(c) below): (i) any earned but unpaid Base Salary and accrued but unused paid time off through and including the date of termination of your employment to be paid in accordance with the Company's regular payroll practices and with applicable law but no later than the next regularly scheduled pay period, (ii) unreimbursed business expenses in accordance with the Company's policies for which expenses you have provided appropriate documentation, to be paid in accordance with Section 7(c), and (iii) any amounts or benefits to which you are then entitled under the terms of the benefit plans then sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A" of the "Code")).  Notwithstanding any other provision in this Agreement to the contrary, you will be entitled to severance, if any, solely through the terms of this Section 6, unless another Board-approved written agreement between you and the Company expressly provides otherwise.

(b)     Termination Without Cause, Resignation for Good Reason.  If, during the Employment Period, the Company terminates your employment without Cause (defined below, including by its notice of non-extension of this Agreement under the terms specified in Section 3) or you resign from the Company for Good Reason (defined below) in addition to the amounts described in Section 6(a), the Company will pay to you the following, subject to compliance with Section 6(b)(iii):

(i)    Cash Severance.  The Company will pay to you in cash (i) an amount equal to 12 months of your annual Base Salary, paid in equal installments over a 12 month period beginning in the first payroll period following the Release Effective

Date (as defined below) (or such later date required by Section 7) in accordance with the Company's standard payroll policies and procedures and (ii) any annual discretionary performance cash bonus that has been awarded to you by the Board for the calendar year preceding the year in which your employment ends, to be paid on the date such bonus otherwise would have been paid if your employment had continued.

(ii)    Benefits.  If you are eligible for and elect to continue receiving group medical insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (i) the end of the 12th month after your employment ends or (ii) the date your COBRA continuation coverage expires, unless the Company's providing payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply.

(iii)     Release.  To receive any severance benefits provided for under this Agreement or otherwise, you must deliver to the Company a separation agreement and general release of claims on the form the Company provides (releasing all releasable claims other than to payments under Section 6 or outstanding equity and including obligations to cooperate with the Company and reaffirming your obligations under Sections 8 and 9), which agreement and release must become irrevocable within 60 days (or such earlier date as the release provides) following the date of your termination of employment.  Benefits under Section 6(b)(i) and (ii) will be paid or commence in the first regular payroll beginning after the Release Effective Date, subject to any delays required by Section 7; provided, however, that if the last day of the 60 day period for an effective release falls in the calendar year following the year of your date of termination, the severance payments will be paid or begin no earlier than January 1 of such subsequent calendar year.  The date on which your release of claims becomes effective is the "Release Effective Date."  You must continue to comply with the covenants under Sections 8 and 9 to continue to receive severance benefits.

(c)    Change in Control.  If, within 12 months following a Change in Control the Company terminates your employment without Cause or you resign for Good Reason, subject to your providing the release required under Section 6(b)(iii), you will be entitled to cash severance equal to 1.5 times your annual Base Salary and target bonus (i.e., the bonus established under Section 4(c) above on the basis of fully achieving the plan) to be paid over 18 months and the COBRA premiums will be for up to 18 months in accordance with section 6(b)(ii), beginning in the first payroll period following the Release Effective Date (or such later date required by Section 7) in accordance with the Company’s standard payroll policies and procedures, and any outstanding unvested stock options will then fully vest.  This treatment will apply in lieu of any additional acceleration under any applicable equity plan or agreement, except as the Board otherwise specifically provides in connection with a Change in Control.  Notwithstanding the foregoing, the Board will have the right to suspend exercises or sales with respect to such equity compensation pending satisfaction of the release requirement and to cause any equity compensation receiving such accelerated vesting to expire or be forfeited if the release is not provided as specified in Section 6(b)(iii).  For the purpose of this Agreement, "Change in Control" means any Reorganization Event (as defined in the 2004 Plan) and, even if not a Reorganization Event, any of the following:

(i)    the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act") (a "Person") of beneficial ownership of any capital stock of the Company if, after such acquisition, such Person beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) 50.01% or more of either (x) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (y) the combined voting power of the then-outstanding securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (A), any acquisition directly from the Company will not be a Change in Control, nor will any acquisition by any entity pursuant to a Business Combination (as defined below) which complies with subclauses (x) and (y) of clause (ii) of this definition;

(ii)    the consummation of a merger, consolidation, reorganization, recapitalization or share exchange involving the Company or a sale or other disposition of all or substantially all (i.e., in excess of 85%) of the assets of the Company (a "Business Combination"), unless, immediately following such Business Combination, each of the following two conditions is satisfied: (x) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include a corporation which as a result of such transaction owns the Company or substantially all of the Company's assets either directly or through one or more subsidiaries) (such resulting or acquiring corporation is referred to herein as the "Acquiring Corporation") in substantially the same proportions as their ownership of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively, immediately prior to such Business Combination and (y) no Person  beneficially owns, directly or indirectly, 50.01% or more of the then-outstanding shares of common stock of the Acquiring Corporation, or of the combined voting power of the then-outstanding securities of such corporation entitled to vote generally in the election of directors (except to the extent that such ownership existed prior to the Business Combination); or

(iii)    a change in the composition of the Board that results in the Continuing Directors (as defined below) no longer constituting a majority of the Board (or, if applicable, the Board of Directors of a successor corporation to the Company), where the term "Continuing Director" means at any date a member of the Board (x) who was a member of the Board on the Effective Date or (y) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (y) any individual whose initial assumption of office after the Effective Date occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board; or

(iv)    the liquidation or dissolution of the Company;

provided that, where required to avoid additional taxation under Section 409A, the event that occurs must also be a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation” as defined in Treasury Reg. § 1.409A-3(i)(5).

(d)    Termination for Cause, Voluntary Resignation Without Good Reason.

(i)    General.  If, during the Employment Period, the Company terminates your employment for Cause, or you voluntarily resign from your employment other than for Good Reason, you will be entitled only to the payments described in Section 6(a). You will have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of the Company or as required by law.

(ii)    Definitions.

(I)    Cause.  For purposes of this Agreement, "Cause" means any of the following:  your (i) fraud; (ii) material misrepresentation; (iii) theft or embezzlement of assets of the Company; (iv) conviction, or plea of guilty or nolo contendere to any felony (or to a felony charge reduced to a misdemeanor), or, with respect to your employment, to any misdemeanor (other than a traffic violation); (v) material failure to follow the Company's policies; (vi) material breach of any material provision of this Agreement; and/or (vii) continued failure to attempt in good faith to perform your duties as reasonably assigned by the Board.  Before terminating your employment for Cause under clauses (ii), (iii), (v), (vi), or (vii) above, the Company will specify in writing to you the nature of the act, omission, refusal, or failure that it deems to constitute Cause and, if the Board reasonably considers the situation to be correctable, give you 30 days after you receive such notice to correct the situation (and thus avoid termination for Cause), unless the Board agrees to extend the time for correction.  You agree that the Board will determine in its reasonable discretion whether your correction is sufficient.  Nothing in this definition prevents the Company from removing you from your officer position at any time and for any or no reason.

(II)    Good Reason.  For purposes of this Agreement, "Good Reason" means, the occurrence, without your prior written consent, of any of the following events: (i)  any material diminution in your authority, duties or responsibilities with the Company provided, however, that any changes in your authority, duties or responsibilities due to the fact that the Company or its successor becomes a privately held company or a division or subsidiary of a publicly traded company will not constitute "Good Reason" as long as you continue in a similar position with the business of the Company substantially as conducted immediately before the time that the Company becomes privately held, a division or a subsidiary, as the case may be, and there is no material diminution in your authority, duties or responsibilities (other than the fact that you are no longer a chief financial officer of a publicly traded company); (ii) a material breach by the Company of any material provision of this Agreement; or (iii) the Company's requiring you to perform your principal services primarily in a geographic area more than 50 miles from the Company’s offices in Atlanta, Georgia (or as moved in prior periods with your prior written consent).  No resignation will be treated as a resignation for Good Reason unless (x) you have given written notice to the Company of your intention to terminate your employment for Good Reason, describing the grounds for such action, no later than 90 days after the first occurrence of such circumstances, (y) you have provided the Company with at least 30 days in which to cure the circumstances, and (z) if the Company is not successful in curing the circumstance, you end your employment within 10 days following the cure period in (y).

(e)    Death or Disability.  Your employment hereunder will terminate immediately upon your death or Disability.  "Disability" means the Board, based upon appropriate evidence, determines you have become physically or mentally incapacitated so as to render you incapable of performing your usual and customary duties, with or without a reasonable accommodation, for a continuous period in excess of 180 days.  You are also disabled if you are found to be disabled within the meaning of the Company's long-term disability insurance coverage as then in effect (or would be so found if you applied for the coverage or benefits).  Employment termination under this subsection is not covered by Section 6(b) or 6(c), and you or your heirs will receive only the benefits and compensation in Section 6(a) (together, as applicable, with any life or disability insurance payments).

(f)     Further Effect of Termination on Board and Officer Positions.  If your employment ends for any reason, you agree that you will cease immediately to hold any and all officer or director positions you then have with the Company or any affiliate, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice).  You hereby irrevocably appoint the Company to be your attorney-in-fact to execute any documents and do anything in your name to effect your ceasing to serve as a director and officer of the Company and any affiliate, should you fail to resign following a request from the Board to do so.  A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this subsection will be conclusive evidence that it does so.  The Company will prepare any documents, pay any filing fees, and bear any other expenses related to this section.

7.     Effect of Section 409A of the Code.

(a)    Six Month Delay.  If and to the extent any portion of any payment, compensation or other benefit provided to you in connection with your employment termination is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are a specified employee as defined in Section 409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination you hereby agree that you are bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the expiration of the six month period measured from the date of your "separation from service" (as determined under Section 409A) or (ii) the tenth day following the date of your death following such separation from service (the "New Payment Date").  The aggregate of any payments that otherwise would have been paid to you during the period between the date of separation from service and the New Payment Date shall be paid to you in a lump sum in the first payroll period beginning after such New Payment Date, and any remaining payments will be paid on their original schedule.

(b)     General 409A Principles.  For purposes of this Agreement, a termination of employment will mean a "separation from service" as defined in Section 409A.  For purposes of this Agreement, each amount to be paid or benefit to be provided will be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the "short term deferral period" as defined in Section 409A or are paid in a manner covered by Treas. Reg. Section 1.409A-1(b)(9)(iii) will not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor you will have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  This Agreement is intended to comply with the provisions of Section 409A and this Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in this Agreement will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  In any event, the Company makes no representations or warranty and will have no liability to you or any other person, other than with respect to payments made by the Company in violation of the provisions of this Agreement, if any provisions of or payments under this Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

(c)     Expense Timing.  Payments with respect to reimbursements of business expenses will be made in the ordinary course in accordance with the Company's procedures and, in any case, on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year.  The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

8.    Confidentiality, Disclosure, and Assignment

(a)    Confidentiality.  You will not, during or after the Employment Period (but limited to five years after the Employment Period for Confidential Information that is not also a Company trade secret), publish, disclose, or utilize in any manner other than consistent with this Agreement any Confidential Information obtained while employed by the Company other than on the Company’s behalf.  If your employment with the Company ends, you will not, without the Company's prior written consent, retain or take away any drawing, writing or other record in any form containing any Confidential Information.  For purposes of this Agreement, "Confidential Information" means information or material of the Company that is not generally available to or used by others unaffiliated with the Company, or the utility or value of which is not generally known, whether or not the underlying details are in the public domain, including:

(i)    information or material relating to the Company and its business as conducted or anticipated to be conducted; business plans; operations; past, current or anticipated software, products or services; customers or prospective customers; subcontractors or prospective subcontractors; strategic partners and/or collaborators, price lists, and all other pricing information; licensing arrangements; or research, engineering, development, manufacturing, purchasing, accounting, or marketing activities;

(ii)    information or material relating to the Company's inventions, improvements, discoveries, "know-how," technological developments, or unpublished writings or other works of authorship, or to the materials, apparatus, processes, formulae, plans or methods used in the development, manufacture or marketing of the Company's software, products or services, or financial or personnel data;

(iii)    information on or material relating to the Company that when received is marked as "proprietary," "private," or "confidential";

(iv)    the Company's trade secrets;

(v)    software of the Company in various stages of development, including computer programs in source code and binary code form, software designs, specifications, programming aids (including "library subroutines" and productivity tools), programming languages, interfaces, visual displays, technical documentation, user manuals, data files and databases of the Company; and

(vi)    any similar information of the type described above that the Company obtained from another party and that the Company treats as or designates as being proprietary, private or confidential, whether or not owned or developed by the Company.

Notwithstanding the foregoing, "Confidential Information" does not include any information that is properly published or in the public domain; provided, however, that information that is published by or with your aid outside the scope of employment or contrary to the requirements of this Agreement will not be considered to have been properly published, and therefore will not be in the public domain for purposes of this Agreement.

(b)    Business Conduct and Ethics.  During your employment with the Company, you will comply with the Company's policies and guidelines pertaining to business conduct and ethics.

(c)    Disclosure.  You will disclose promptly in writing to the Company all inventions, discoveries, software, writings and other works of authorship that, during your employment with the Company, you created, made, conceived, discovered, reduced to practice or wrote jointly or singly, whether on Company time or on your own time, and with or without the use of Company tools, equipment, or premises ("Developments").

(d)    Current Assignments.  You agree to assign and do hereby assign to the Company (or any person or entity the Company designates) all your right, title and interest in and to all Developments and all related patents, patent applications, copyrights and copyright applications.  However, this subsection does not apply to Developments that do not relate to the business or research and development conducted or planned to be conducted by the Company at the time such Development is created, made, conceived or reduced to practice and that are made and conceived by you not during normal working hours, not on the Company's premises and not using the Company's tools, devices, equipment or Confidential Information.  For the avoidance of doubt, this Section 8(d) does not apply to any Development listed on Schedule I hereto that relates to the subject matter of your employment with the Company and that has been made by or conceived by you, alone or jointly with others, prior to your employment with the Company.  You understand that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, this subsection shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes.  You also hereby waive all claims to moral rights in any Developments.

(e)    Instruments of Assignment.  You will sign and execute all instruments of assignment and other papers to evidence vestiture of your entire right, title and interest in Developments covered by Section 8(d) hereof, at the Company's request and expense, and you will do all acts and sign all instruments of assignment and other papers the Company may reasonably request relating to applications for patents, patents, copyrights, and the enforcement and protection thereof. You further agree that if the Company is unable, after reasonable effort, to secure your signature on any such papers, any executive officer of the Company will be entitled to execute any such papers as your agent and attorney-in-fact, and you hereby irrevocably designate and appoint each executive officer of the Company as your agent and attorney-in-fact to execute any such papers on your behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Development covered by Section 8(d), under the conditions described in this sentence.  If you are needed, at any time, to give testimony, evidence, or opinions in any litigation or proceeding involving any patents or copyrights or applications for patents or copyrights, both domestic and foreign, relating to inventions, improvements, discoveries, software, writings or other works of authorship you conceived, developed or reduced to practice, you hereby agree to do so.

(f)    Your Declaration.  You have no inventions, data bases, improvements, discoveries, software, writings or other works of authorship useful to the Company in the normal course of business that you conceived, made or wrote before the date of this Agreement and that are excluded from this Agreement.

(g)     Prior Obligations.  You hereby represent that you will not disclose to the Company or induce the Company to use any confidential or proprietary information, knowledge or material belonging to any previous employer or others.  With respect to any Developments, and work of any similar nature (from any source), whenever created, that you have not prepared or originated in the performance of your employment, but that you provide to the Company or incorporate in any Company product or system (“Incorporated Developments”), you hereby grant to the Company a royalty-free, fully paid-up, non-exclusive, perpetual and irrevocable license throughout the world to use, modify, create derivative works from, disclose, publish, translate, reproduce, deliver, perform, dispose of, and to authorize others so to do, all such Incorporated Developments.  You will not include in any Incorporated Developments you deliver to the Company or use on its behalf, without the prior written approval of the Company, any material that is or will be patented, copyrighted or trademarked by you or others unless you provide the Company with the written permission of the holder of any patent, copyright or trademark owner for the Company to use such material in a manner consistent with then-current the Company policy.

(h)    Government Obligations.  You acknowledge that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work.  You agree to be bound by all such obligations and restrictions that are made known to you and to take all action necessary to discharge the obligations of the Company under such agreements.

(i)    Additional Post-Employment Provisions.  When your employment ends, you must (x) cease and not thereafter commence use of any Confidential Information or intellectual property (including any patent, invention, copyright, trade secret, software, trademark, trade name, logo, domain name or other source indicator) if such property is owned or used by the Company; (y) immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in your possession or control (including any of the foregoing stored or located in your office, home, laptop or other electronic medium, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, except that you may retain only those portions of any personal notes, notebooks and diaries that do not contain Confidential Information; and (z) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which you are or become aware to the extent such information is in your possession or control.  Notwithstanding anything elsewhere to the contrary, you may retain (and not destroy) (i) information showing your compensation or relating to reimbursement of expenses that you reasonably believe are necessary for tax purposes and (ii) copies of plans, policies, and arrangements of, or other agreements with, the Company addressing your compensation or employment or termination thereof.

(j)    Survival.  The obligations of this Section 8 (other than Section 8(b)) will survive the expiration or termination of this Agreement and your employment.

9.    Noncompetition, Nonsolicitation, and Nondisparagement.

(a)     General.  The Parties recognize and agree that (a) you are becoming a senior executive of the Company, (b) you have received and will in the future receive substantial amounts of the Company's Confidential Information, (c) the Company's business is conducted on a worldwide basis, and (d) provision for noncompetition, nonsolicitation and nondisparagement obligations by you is critical to the Company's continued economic well-being and protection of the Company's Confidential Information.  In light of these considerations, this Section 9 sets forth the terms and conditions of your obligations of noncompetition, nonsolicitation, and nondisparagement during and subsequent to the termination of this Agreement and/or the cessation of your employment for any reason.

(b)    Noncompetition.

(i)    Unless the Company waives or limits the obligation in accordance with Section 9(b)(ii), you agree that during employment and for 12 months following your cessation of employment (the "Noncompete Period"), you will not directly or indirectly, alone or as a partner, equityholder, officer, director, manager, or employee of any other firm or entity, provide the same or similar services as you provided to the Company to any business that competes with any part of the Company's (or any of its subsidiaries') business as and where conducted as of the date of such termination of employment or with any part of the Company's (or any of its subsidiaries') contemplated business as of the date of termination of employment.  For purposes of this clause (i), "equityholder" does not include the passive, beneficial ownership of less than 3% of the combined voting power of all issued and outstanding voting securities of a publicly held corporation whose stock is traded on a major stock exchange.  Also for purposes of this clause (i), "the Company's business" includes business conducted by the Company or its affiliates and any partnership or joint venture in which the Company or its affiliates is a partner or joint venturer; provided that, "affiliate" as used in this sentence will not include any entity in which the Company, directly or indirectly, has ownership of less than one third of the voting equity.  The Noncompete Period will be further extended by any period of time during which you are in violation of Section 9(b), (c), or (d).

(ii)     At its sole option the Company may, by written notice to you at any time within the Noncompete Period, waive or limit the time and/or geographic area in which you cannot engage in competitive activity

(c)    Nonsolicitation of Clients and Customers.  During the Noncompete Period, you must not, directly or indirectly, individually or on behalf of or in conjunction with any person or entity, solicit or assist in soliciting on behalf of any business in competition with the Company or any of its subsidiaries from any individual or entity who is a client or customer of the Company at the date your employment ends or within the six months before your employment ended with respect to products or services that are competitive with the products or services offered by the Company or contemplated to be offered by the Company at the date your employment ends or within the six months before your employment ended.  For this purpose, "client or customer" includes persons or entities whose business the Company has solicited within the six months before your employment ended but who have not yet hired the Company.  For the purposes of this subsection (c), the terms "customer" and "client" as applied to governmental agencies means the agency or department for which any of the products or services of the Company are sold or performed during the applicable period, any related program office, and any agency, department, or office that succeeds to the functions of any agency, department, or office to which the Company then provides or within the preceding 12 months provided goods or services (to the extent that the successor replaces part or all of the customer or client to which the Company provided goods or services).

(d)     Nonsolicitation of Employees, Subcontractor Services and Consultants.  During the Noncompete Period, you must not, directly or indirectly, individually or on behalf of any individual or entity, (a) hire or offer to hire as an employee or engage or offer to engage the services of any individual or entity who is then employed by or who provides services to the Company (including within this definition subcontractors and consultants who performed significant work for or on behalf of the Company or any of its subsidiaries), including those who ceased to be employed or provide services at or within six months before the date of proposed hiring or engagement, or (b) solicit, aid or induce any individual or entity who is then employed by or who provides services to the Company (including within this definition subcontractors and consultants who performed significant work on behalf of the Company or its subsidiaries), including those who ceased to be employed or provide services within six months before the date of proposed solicitation, to reduce or terminate his, her, or its services to the Company and its subsidiaries, to accept employment with, or to render services to or with any individual or entity unaffiliated with the Company (provided that nothing in this Section 9(d) prohibits you from, directly or indirectly, engaging in any general solicitations, so long as your solicitation does not specifically target any of the individuals or entities who were employed by or who provided services to the Company during the period prohibited above and does not result in the hiring of such individuals or entities).  The provisions of this section shall not prevent you from engaging any third party financial, tax, accounting or legal consultant in providing services, unless such engagement would require the consultant to discontinue providing services or diminish the level or amount of services provided to the Company.

(e)     Nondisparagement.  You will not, after the termination or expiration of this Agreement, make disparaging statements, in any form, about the Company or any of its affiliates or its or their respective officers, directors, agents, employees, products or services.

(f)    Survival.  The obligations of this Section 9 survive the expiration or termination of this Agreement and your employment.

10.    Enforcement of your Obligations; Clawback.

(a)    The restrictions contained in Sections 8 and 9 are necessary for the protection of the business and goodwill of the Company and you agree that you consider them to be reasonable for such purpose.  You agree that any breach of Sections 8 and 9 is likely to cause the Company substantial and irrevocable damage that is difficult to measure.  Therefore, in the event of any such breach or threatened breach, you agree that the Company, in addition to such other remedies as may be available, shall have the right to obtain an injunction from a court restraining such a breach or threatened breach and the right to specific performance of the provisions of this Agreement and you hereby waive the adequacy of a remedy at law as a defense to such relief and any requirement of the Company to post a bond, and you will be deemed to have expressly waived any rights you may have had to payments under Section 6(b) or payments and acceleration under Section 6(c).  The Company may commence any action, suit or other legal proceeding arising under or relating to Sections 8 or 9 of this Agreement in a court of the State of Georgia (or, if appropriate, a federal court located within the State of Georgia), and the Company and you each consent to the jurisdiction of such a court.  With respect to any such action, the Parties hereto (a) submit to the personal jurisdiction of such courts; (b) consent to service of process by the means specified under Section 11(a); and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, inconvenient forum, or service of process.

(b)     Clawback.

(i)    If the Compensation Committee determines, in its reasonable discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financials, the Compensation Committee may, in its sole discretion, impose any or all of the following:

(I)    Immediate expiration of any then outstanding equity compensation, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”);

(II)     As to any exercised portion of any stock options (to the extent, during the Recovery Measurement Period, the options are granted, vest, are exercised, or the purchased shares are sold), prompt payment to the Company of any Option Gain.  For purposes of this Agreement, the “Option Gain” per share you received on exercise of an option is the spread between the closing price on the date of exercise and the exercise price you paid and comparable rules will apply in the case of stock appreciation rights;

(III)    Payment or transfer to the Company of any Stock Gain from restricted stock, restricted stock units, or other similar forms of compensation, where the “Stock Gain” consists of the greatest of (i) the value of the applicable shares when you received them within the Recovery Measurement Period, (ii) the value of such shares received during the Recovery Measurement Period, as determined on the date of the request by the Committee to repay or transfer under the provisions below, (iii) the gross (before tax) proceeds you received from any sale of any such shares during the Recovery Measurement Period, and (iv) if transferred without sale during the Recovery Measurement Period, the value of such shares when so transferred; and/or

(IV)    Repayment of any bonuses paid during the Recovery Measurement Period.

(ii)     In addition to the foregoing, following an accounting restatement due to material noncompliance with any financial reporting requirements under securities laws, you agree to repay any incentive-based compensation (including any bonuses and equity compensation) paid during the three-year period preceding the date that the Company is required to prepare the accounting restatement which bonuses or equity compensation were based on the erroneous data. For purposes of this provision, the clawback is calculated as the excess amount paid on the basis of the restated results.  The parties agree that this requirement will be applied as provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(iii)    The remedies under this Section 10(b) are in addition to any other remedies that the Company may have available in law or equity.  Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback.  Payment will be calculated on a gross basis, without reduction for taxes.  The Company may, but is not required to, accept a retransfer of Company stock in lieu of some or all of the payment, the value of which stock shall be deemed to be the fair market value of such shares on the date of the retransfer.

11. Miscellaneous.

(a)    Notices.  All notices required or permitted under this Agreement must be in writing and will be deemed effective upon personal delivery or three business days following deposit in a United States Post Office, by certified mail, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service addressed in the case of notice to the Company at its then principal headquarters and in the case of notice to you to the current address on file with the Company.  Either Party may change the address to which notices are to be delivered by giving notice of such change to the other Party in the manner set forth in this Section 11(a).

(b)    No Mitigation.  You are not required to seek other employment or otherwise mitigate the value of any severance benefits contemplated by this Agreement, nor will any such benefits be reduced by any earnings or benefits that you may receive from any other source.  Notwithstanding any other provision of this Agreement, any sum or sums paid under this Agreement will be in lieu of any amounts to which you may otherwise be entitled under the terms of any severance plan, policy, program, agreement or other arrangement sponsored by the Company or an affiliate of the Company.

(c)    Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE RELEASE IT CONTEMPLATES, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR TO ANY OF THE MATTERS CONTEMPLATED UNDER THIS AGREEMENT, RELATING TO YOUR EMPLOYMENT, OR COVERED BY THE CONTEMPLATED RELEASE.

(d)    Severability.  Each provision of this Agreement must be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.  Moreover, if an arbitrator or a court of competent jurisdiction determines any of the provisions contained in this Agreement to be unenforceable because the provision is excessively broad in scope, whether as to duration, activity, geographic application, subject or otherwise, it will be construed, by limiting or reducing it to the extent legally permitted, so as to be enforceable to the extent compatible with then applicable law to achieve the intent of the Parties.

(e)    Assignment.  This Agreement will be binding upon and will inure to the benefit of (i) your heirs, beneficiaries, executors and legal representatives upon your death and (ii) any successor of the Company.  Any such successor of the Company will be treated as substituted for the Company under the terms of this Agreement for all purposes.  The Company may assign this Agreement without your consent, and such an assignment will not terminate your employment for purposes of triggering your entitlement to severance; provided, however, that if such an assignment provides a basis for you to resign for Good Reason, you may resign for Good Reason, and you will be entitled to severance, if any, subject to the terms of Section 6.  You specifically agree that any assignment may include rights under the restrictive covenants of Sections 8 and 9 without requiring your consent.  As used herein, "successor" will mean any person, firm, corporation or other business entity that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company and its subsidiaries.

None of your rights to receive any form of compensation payable under this Agreement will be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon your death or as provided in Section 11(k).  Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid) of any interest in your rights to receive any form of compensation hereunder will be null and void; provided, however, that notwithstanding the foregoing, you will be allowed to transfer vested shares subject to stock options (other than incentive stock options within the meaning of Section 422 of the Code) or the vested portion of other equity awards consistent with the rules for transfers to "family members" as defined in Securities Act Form S-8.  Any other attempted assignment, transfer, conveyance or other disposition of any interest in your rights to receive any form of compensation hereunder will be null and void.

(f)     No Oral Modification, Waiver, Cancellation or Discharge.  This Agreement may only be amended, canceled or discharged or any obligations thereunder waived through a writing signed by you and the Chair of either the Board or the Compensation Committee or any executive officer of the Company (other than you) duly authorized either by the Board or the Compensation Committee.

(g)    No Conflict of Interest.  You confirm that you have fully disclosed to the Company, to the best of your knowledge, all circumstances under which you, your immediate family and other persons who reside in your household have or may have a conflict of interest with the Company.  You further agree to fully disclose to the Company any such circumstances that might arise during your employment upon your becoming aware of such circumstances.

(h)    Other Agreements.  You hereby represent that your performance of all the terms of this Agreement and the performance of your duties as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you in confidence or in trust prior to your employment with the Company.  You also represent that you are not a party to or subject to any restrictive covenants, legal restrictions, policies, commitments or other agreements in favor of any entity or person that would in any way preclude, inhibit, impair or limit your ability to perform your obligations under this Agreement, including noncompetition agreements or nonsolicitation agreements, and you further represent that your performance of the duties and obligations under this Agreement does not violate the terms of any agreement to which you are a party.  You agree that you will not enter into any agreement or commitment or agree to any policy that would prevent or hinder your performance of duties and obligations under this Agreement.

(i)    Disclosure of this Agreement.  You hereby authorize the Company to notify others, including customers of the Company and any of your future employers or prospective business associates, of the terms and existence of this Agreement and your continuing obligations to the Company hereunder.

(j)    Survivorship.  The respective rights and obligations of the Company and you hereunder will survive any termination of your employment to the extent necessary to preserve the intent of such rights and obligations.  For the avoidance of doubt, the survival extends to and includes Sections 4(b), 7-10 and 11(b)-(f), (i), and (n).

(k)    Beneficiaries.  You will be entitled, to the extent applicable law permits, to select and change the beneficiary or beneficiaries to receive any compensation or benefit payable hereunder upon your death by giving the Company written notice thereof in a manner consistent with the terms of any applicable plan documents.  If you die, severance then due or other amounts due hereunder will be paid to your designated beneficiary or beneficiaries or, if none are designated or none survive you, your estate.

(l)    Withholding; Parachute Taxes.  The Company will be entitled to withhold, or cause to be withheld, any amount of federal, state, city or other withholding taxes or other amounts either required by law or authorized by you with respect to payments made to you in connection with your employment.  The Company will make payments to you, where applicable, in a manner governed by Exhibit A hereto regarding parachute payments.

(m)    Company Policies.  References in this Agreement to Company policies and procedures are to those policies and procedures in effect at the Effective Date, as the Company may amend them from time to time.

(n)    Governing Law; Arbitration.  This Agreement must be construed, interpreted, and governed in accordance with the laws of the State of Georgia without reference to rules relating to conflict of law.  In case of any controversy or claim arising out of or related to this Agreement or relating to your employment (including claims relating to employment discrimination), except as expressly excluded herein, each Party agrees to give the other Party notice of an intent to seek arbitration under this Agreement and 10 days to reach a resolution.  Should resolution of any controversy or claim not be reached following provision of notice, then the dispute shall be settled by arbitration, under the American Arbitration Association's National Rules for the Resolution of Employment Disputes (the "National Rules").  A single arbitrator shall be selected in accordance with the National Rules, and the costs of such arbitration shall be shared equally between the parties.  The dispute will be arbitrated in the Atlanta, Georgia. metro area, absent mutual agreement of the Parties to another venue.  Any claim or controversy not submitted to arbitration in accordance with this Section 11(n) will be waived, and thereafter no arbitrator, arbitration panel, tribunal, or court will have the power to rule or make any award on any such claim or controversy.  In determining a claim or controversy under this Agreement and in making an award, the arbitrator must consider the terms and provisions of this Agreement, as well as all applicable federal, state, or local laws.  The award rendered in any arbitration proceeding held under this Section 11(n) shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof.  Claims for workers' compensation or unemployment compensation benefits are not covered by this Section 11(n).  Also not covered by this Section 11(n) are claims by the Company or by you for temporary restraining orders, preliminary injunctions or permanent injunctions (“equitable relief”) in cases in which such equitable relief would be otherwise authorized by law or pursuant to Section 10.  The Company will be responsible for paying any filing fee of the sponsoring organization and the fees and costs of the arbitrator; provided, however, that if you initiate the claim, you will contribute an amount equal to the filing fee you would have incurred to initiate a claim in the court of general jurisdiction in the State of Georgia.  Each party shall pay for its own costs and attorneys’ fees, if any.  Without limiting the provisions of this Section 11(n), the Company and you agree that the decision as to whether a party is the prevailing party in an arbitration, or a legal proceeding that is commenced in connection therewith will be made in the sole discretion of the arbitrator or, if applicable, the court and the arbitrator or court may award reasonable attorneys' fees, costs and expenses.

(o)     Interpretation.  The parties agree that this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party. References in this Agreement to “include” or “including” should be read as though they said “without limitation” or equivalent forms.

(p)    Entire Agreement.  This Agreement and any documents referred to herein represent the entire agreement of the Parties and will supersede any and all previous contracts, arrangements or understandings between the Company and you.

Signatures on Next Page

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and you have hereunto set your hand to be effective as of the Effective Date.

Tier Technologies, Inc.

05/24/11	By: /s/ Alex P. Hart_____________________________
Date	Name: Alex P. Hart
Title: Chief Executive Officer

Jeff Hodges

05/23/11	/s/ Jeff Hodges_____________________________________
Date

Exhibit A

Parachute Provisions (Modified Cutback)

The Company will make the payments under this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject you to the federal excise tax levied on certain "excess parachute payments" under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments would be increased by the reduction or elimination of any payment and/or other benefit (including the vesting of your equity awards) under this Agreement, then the amounts payable under this Agreement will be reduced or eliminated as follows, as determined by the Company, in the following order:

(i)  nonacceleration of any stock options whose exercise price is at or above the fair market value of the stock as determined in the discretion of the Compensation Committee (taking into account, as appropriate, the proceeds that would be received in connection with the event covered by Section 4999) ("Underwater Options "), (ii) nonacceleration of any stock options other than Underwater Options, (iii)  any vesting or distribution of restricted stock or restricted stock units and (iv) the cash severance due under Section 6 above.  Within each category described in clauses (i), (ii), and (iii), reductions or eliminations shall be made in reverse order beginning with vesting or distributions that are to be paid the farthest in time from the date of the event covered by Section 4999.

The Company's independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Agreement are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this Agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to you or refunded by you, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. For purposes of this Agreement, "Total After-Tax Payments " means the total of all "parachute payments" (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of you (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including the tax described in Section 4999 of the Code).

Schedule I
Excluded Developments

None